Registration No. 333-103734
===============================================================================

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   ----------
                        POST-EFFECTIVE AMENDMENT NO. 1 TO
                                    FORM S-8

                             REGISTRATION STATEMENT

                                      UNDER

                           THE SECURITIES ACT OF 1933

                                   ----------

                              FORTUNE BRANDS, INC.
             (Exact Name of Registrant as Specified in Its Charter)

            Delaware                                         13-3295276
   (State or Other Jurisdiction of                        (I.R.S. Employer
   Incorporation or Organization)                       Identification No.)

                 300 Tower Parkway, Lincolnshire, Illinois 60069
               (Address of Principal Executive Offices) (Zip Code)
                                   ----------
                     Fortune Brands Retirement Savings Plan
                            (Full Title of the Plan)
                                   ----------

     MARK A. ROCHE, ESQ.                                   Copy to:
    Senior Vice President,                           EDWARD P. SMITH, ESQ.
 General Counsel and Secretary                       CHADBOURNE & PARKE LLP
     FORTUNE BRANDS, INC.                            30 Rockefeller Plaza
      300 Tower Parkway                           New York, New York 10112
 Lincolnshire, Illinois 60069
 (Name and address of agent for service)
   Telephone number, including area code, of agent for service: (847) 484-4400
                                   ----------

                Adding Form S-3 Prospectus and Furnishing Consent

===============================================================================

                                EXPLANATORY NOTE


     The prospectus, containing information required by Part I of Form S-8 and related to this Post-Effective Amendment No. 1 to the Fortune Brands, Inc. Registration Statement on Form S-8 (Registration No. 333-103734), is omitted from this Post-Effective Amendment No. 1 in accordance with the Note to Part I of Form S-8.

     This Post-Effective Amendment No. 1 includes a reoffer prospectus, prepared in accordance with the requirements of Form S-3 (the "Reoffer Prospectus"), which may be used for the offer and sale by certain officers and directors of Fortune Brands who may be deemed to be "affiliates" of Fortune Brands, as that term is defined in Rule 405 under the Securities Act of 1933, as amended, of securities registered hereunder.

     The Plan  changed  its name from the Defined  Contribution  Plan of Fortune
Brands, Inc. and Participating Operating Companies to the Fortune Brands Retirement Savings Plan on October 1, 1999.

     Fortune Brands changed its name from American Brands, Inc. to Fortune Brands, Inc. on May 30, 1997.

                              Fortune Brands, Inc.

                                 -------------
                                  Common Stock

                                 -------------

     This prospectus relates to offers and sales by certain of our officers and directors (also called Selling Stockholders) who may be deemed to be "affiliates" of Fortune Brands, Inc., as defined in Rule 405 under the Securities Act of 1933, as amended, of shares of our common stock that have been or may be acquired by such persons upon exercise of nonqualified stock options granted pursuant to our 2002 Non-Employee Director Stock Option Plan (the "2002 Director Plan") or our prior Non-Employee Director Stock Option Plan (the "1997 Director Plan" and, together with the 2002 Director Plan, the "Director Plans"), or upon the exercise of incentive stock options or nonqualified stock options granted pursuant to our 1999 Long-Term Incentive Plan, our 1990 Long-Term Incentive Plan, as amended, our 1986 Stock Option Plan, as amended, or our 1981 Stock Option Plan, as amended (collectively called the Employee Plans), or upon the exercise of stock appreciation rights granted under the Employee Plans in respect of options, or pursuant to performance awards or restricted stock or other stock-based awards, or dividend equivalents earned thereon, under the 1999 Plan or the 1990 Plan, or that have been or may be acquired by or for the account of such persons pursuant to our Retirement Savings Plan (formerly called the Defined Contribution Plan of Fortune Brands, Inc. and Participating Operating Companies) as a result of employee or employer contributions under such plan. The shares that may be so acquired by such persons pursuant to the Director Plans and the Employee Plans are called the award shares for purposes of this prospectus and the shares that have been or may be so acquired by such persons pursuant to the Retirement Savings Plan are herein referred to as the retirement plan shares.

     The accompanying annual supplement to this prospectus sets forth who the Selling Stockholders are and the number of award shares and retirement plan shares covered by this prospectus.

     Shares covered by this prospectus may be offered and sold from time to time by or on behalf of the Selling Stockholders through brokers on the New York Stock Exchange or otherwise at the prices prevailing at the time of such sales. No specified brokers or dealers have been designated by the Selling Stockholders and no agreement has been entered into in respect of brokerage commissions or for the exclusive or coordinated sale of any securities which may be offered pursuant to this prospectus. The net proceeds to the Selling Stockholders will be the proceeds received by them upon such sales, less brokerage commissions, if any. We will pay all expenses of preparing and reproducing this prospectus, but will not receive any of the proceeds from sales by any of the Selling Stockholders.

                                  -------------
     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.


                                  -------------
                                 April 30, 2002

                                   THE COMPANY

     We are a holding company with subsidiaries engaged in the manufacture and sale of home products, office products, golf products and spirits and wine.

     Our principal executive offices are currently located at 300 Tower Parkway, Lincolnshire, Illinois 60069, and our telephone number is (847) 484-4400.

                               RECENT DEVELOPMENTS

     In recent years, we have been engaged in a strategy of seeking to enhance the operations of our principal operating companies. Pursuant to this strategy, on April 12, 2002, our home products business acquired The Omega Group, a growing, privately-held manufacturer of high-quality kitchen and cabinetry. Primarily a supplier of custom, semi-custom and frameless semi-custom cabinetry to kitchen and bath dealers, The Omega Group will enhance the ability of our kitchen and bath business, MasterBrand Cabinets, Inc., to compete in the highly fragmented dealer channel, the industry's largest channel of distribution. On May 31, 2001, our spirits and wine business completed transactions with V&S Vin & Spirit AB ("V&S"), maker of Absolut Vodka, creating a joint venture, named Future Brands LLC (the "LLC"), to distribute both companies' spirits and wine brands in the United States. V&S paid $270 million to gain access to our spirits and wine business' U.S. distribution network and to acquire a 49% interest in the LLC, and paid $375 million to purchase a 10% equity interest in our spirits and wine subsidiary, Jim Beam Brands Worldwide, Inc. ("JBBW"), in the form of convertible preferred stock. V&S also received a 3-year option to increase its equity stake in JBBW by up to an additional 9.9%. V&S may require us to purchase the JBBW preferred stock in whole or in part at any time after May 31, 2004 or upon a change in control of JBBW, Jim Beam Brands Co., or certain other events.

     In 1999, JBBW formed an international sales and distribution joint venture, Maxxium Worldwide B.V. ("Maxxium"), with Remy-Cointreau and Highland Distillers, to distribute and sell spirits in key markets outside the United States. JBBW agreed to contribute assets related to its international distribution network and periodic cash payments with a total estimated value of $110 million in return for a one-third interest in the venture. JBBW's investment of $110 million is contingent upon achievement of certain contractual performance measures, which were not met in 2001. During 1999 and 2000, JBBW made cash investments of approximately $30 million and $25 million in Maxxium. The investments of JBBW in Maxxium were recorded at the book value of assets contributed plus cash invested.

     Also in 1999, our subsidiaries completed two acquisitions, one in the home products business and another in the office products business, for an aggregate cost of $103.6 million in cash, including fees and expenses.

     We have also disposed of subsidiaries having significant revenues but engaged in businesses we considered to be nonstrategic to our long-term operations. In 1997, we completed the spin-off of Gallaher Group Plc ("Gallaher Group") to our stockholders. Subsidiaries of Gallaher Group compete in the international tobacco business.

     In addition, a number of other nonstrategic businesses and product lines have been sold. In 2001, our spirits and wine business sold its U.K.-based Scotch whisky business for $200 million in cash. The sale of the business consisted of Invergordon private-label and bulk Scotch operations and several regional brands in the U.K. In 1998, one of our home products subsidiaries sold assets relating to the manufacture of door locks and related hardware.

     We continue to pursue our strategy to enhance the operations of our principal operating companies. We actively explore possible acquisitions in fields related to our principal operating companies. We also cannot exclude the possibility of acquisitions in other fields or further dispositions. On October 9, 2000, we announced that we were exploring strategic options for our office products business. We decided, in April 2001, not to divest our office products business due to weakness in the overall economy particularly impacting the office products industry. We are currently repositioning and restructuring the business to improve both financial results and the long-term value of the business. Under this plan, our office products business is realigning and streamlining its worldwide operations, intensifying its focus on growing profitable core product categories, divesting or discontinuing non-strategic and low-return product categories and reducing overhead expenses and excess capacity.

     We review on an ongoing basis the portfolio of brands owned by our operating companies and evaluate our options for increasing shareholder value. Although no assurance can be given as to whether or when any acquisitions or dispositions will be consummated, if agreement with respect to any acquisitions were to be reached, we might finance such acquisitions by issuing additional debt or equity securities. The possible additional debt from any acquisitions, if consummated, would increase our debt-to-equity ratio and such debt or equity securities might, at least in the near term, have a dilutive effect on earnings per share. We also continue to consider other corporate strategies intended to enhance stockholder value, including share repurchases. We cannot predict whether or when any such strategies might be implemented or what the financial effect thereof might be upon our debt or equity securities.

     Another aspect of our strategy to enhance the operations of our principal operating companies has been to continuously evaluate the productivity of their product lines and existing asset base and actively seek to identify opportunities to improve our and our subsidiaries cost structure. This strategy led us to record restructuring and other non-recurring charges totaling $98.1 million in 2001. In 2000, we recorded $73 million in pre-tax restructuring and other nonrecurring charges across all segments of our business other than spirits and wine. In 1999, we recorded $196 million in pre-tax restructuring and other nonrecurring charges across all segments of our business. Additionally, in 1997, we recorded $298.2 million in pre-tax restructuring and other nonrecurring charges across all of its principal operating companies.

                              SELLING STOCKHOLDERS

     See the annual supplement for current information regarding the Selling Stockholders, the shares of our common stock beneficially owned by them, the award shares and savings plan shares offered by them with this prospectus and the shares of our common stock to be beneficially owned by them after completion of the offering. The address of each of the Selling Stockholders is Fortune Brands, Inc., 300 Tower Parkway, Lincolnshire, Illinois 60069.

                                     EXPERTS

     The consolidated financial statements and financial statement schedule incorporated in this prospectus by reference to Fortune Brands, Inc.'s Annual Report on Form 10-K for the fiscal year ended December 31, 2001, have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, independent accountants, given upon the authority of said firm as experts in accounting and auditing.

                       WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and current reports, proxy statements and other information with the SEC, which the SEC maintains in the SEC's File No. 1-9076. You can read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public at the SEC's web site at http://www.sec.gov.

     You may also inspect reports, proxy statements and other information about us at the Library of the New York Stock Exchange at 20 Broad Street, New York, New York 10005.

     The SEC allows us to "incorporate by reference" into this prospectus the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and later information filed with the SEC will update and supersede this information. We incorporate by reference our Annual Report on Form 10-K, our Proxy Statement for our Annual Meeting of Stockholders, any of our other filings with the SEC and described in the Annual Supplement, and any of our future filings with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act.

     We also incorporate by reference the following:

     o The description of our common stock, par value $3.125 per share, set forth under the headings "Description of Fortune Brands Capital Stock" and "Comparative Rights of Shareholders" on pages 94-105 of our Proxy Statement for the 1997 Annual Meeting of Stockholders of Fortune Brands, Inc.; and

     o The description of our preferred share purchase rights, set forth on our Application for Registration of Securities on Form 8-A dated December 22, 1997.

     You may request a copy of these filings, at no cost other than for exhibits of such filings, by writing to or telephoning us at the following address (or by visiting our web site at http://www.fortunebrands.com):

                           FORTUNE BRANDS, INC.
                           Legal Department
                           300 Tower Parkway
                           Lincolnshire, Illinois  60069
                           (telephone number (847) 484-4400)

     We have filed with the SEC a registration statement on Form S-8 under the Securities Act of 1933. This prospectus omits certain information contained in the registration statement, as permitted by SEC rules. You may obtain copies of the registration statement, including exhibits, as noted in the paragraph above.

     You should rely only on the information incorporated by reference or provided in this prospectus or the prospectus supplement. We have authorized no one to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or the prospectus supplement is accurate as of any date other than the date on the front of the document.

     The Delaware General Corporation Law and our By-laws provide for indemnification of our officers and directors, who are also covered by certain insurance policies that we maintain. Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers or persons that control us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

                                 2003 SUPPLEMENT
                          To Prospectus for Offers and
                            Sales of Common Stock of
                              Fortune Brands, Inc.
                         By Certain Selling Stockholders


      This Supplement dated April 30, 2003 to the Prospectus dated April 30, 2002 relating to offers and sales of award shares and retirement plan shares by certain Selling Stockholders of Fortune Brands, Inc. contains certain current information that may change from year to year. The Supplement will be updated annually and will be delivered to each Selling Stockholder. Each current supplement should be kept with the Prospectus in the Selling Stockholder's important papers. Selling Stockholders who received the April 30, 2002 Prospectus will not be sent additional copies of the Prospectus in subsequent years unless the information in the Prospectus is required to be amended or unless a Selling Stockholder requests an additional copy by writing to Fortune Brands, Inc., Legal Department, 300 Tower Parkway, Lincolnshire, Illinois 60069. Capitalized terms used in this supplement have the meanings set forth in the Prospectus.

      Date. The date of this supplement is April 30, 2003.

      Information Regarding Selling Stockholders and Award Shares and Retirement Plan Shares Covered by the Prospectus. The Prospectus covers 2,926,215 award shares that have been or may be acquired by the Selling Stockholders upon exercise or pursuant to the following awards held as of February 3, 2003:

     o incentive stock options or nonqualified stock options granted pursuant to the Employee Plans and the Director Plans, or

     o stock appreciation rights granted under the Employee Plans in respect of options under the 1999 Plan and the 1990 Plan, or

     o performance awards, awards of restricted stock or other stock-based awards, and dividend equivalents earned thereon, under the 1999 Plan and the 1990 Plan.

      The Prospectus also covers 12,906 Retirement Savings Plan Shares that have been acquired pursuant to the Retirement Savings Plan and are held on February 3, 2003 by the Trustee of the Retirement Savings Plan.

      There are set forth in the following table opposite the name of each of the Selling Stockholders:

1. Under the heading "Shares of common stock beneficially owned",

     o the shares of our common stock beneficially owned by the Selling Stockholder on February 3, 2003 (except, as stated in Note (c) after the table, beneficial ownership is disclaimed as to certain shares), including shares of our common stock (if any) of which the Selling Stockholder had the right on such date to acquire beneficial ownership pursuant to the exercise on or before April 4, 2003 of options that we have granted, plus

     o the number (if any) of shares of our common stock held on February 3, 2003 by the Trustee of the Retirement Savings Plan that is equivalent as of that date to the Selling Stockholder's undivided proportionate beneficial interest in all such shares;

      2. Under the heading "Retirement Savings Plan Shares", the number (if any) of shares of our common stock held on February 3, 2003 by the Trustee of the Retirement Savings Plan that is equivalent as of that date to the Selling Stockholder's undivided proportionate beneficial interest in all such shares and offered by the Prospectus;

      3. Under the heading "Award shares acquired or which may be acquired and offered", the shares of our common stock that

     o have been acquired by the Selling Stockholder pursuant to performance awards, awards of restricted stock or other stock-based awards, and dividend equivalents earned thereon, if any, or upon the exercise of options and stock appreciation rights, or

     o may be acquired by the Selling Stockholder pursuant to performance awards or other stock-based awards, and dividend equivalents earned thereon, if any, or upon the exercise of options and stock appreciation rights outstanding as of February 3, 2003, and

     o   may be offered or sold by the Selling Stockholder using the Prospectus.

      4. Under the heading "Shares of common stock to be owned after completion of the offering", the shares of our common stock to be beneficially owned by the Selling Stockholder after completion of the offering, based on the number of shares owned on February 3, 2003.

      Certain options granted pursuant to the Employee Plans and the Director Plans may be transferred to a member of a Selling Stockholder's immediate family or to a trust for the benefit of such immediate family members. The names of such transferees and the number of award shares that may be offered by them under the Prospectus will be included in a supplement when such information becomes known. The information as to security holdings is based on information that we receive from the Selling Stockholders, from our Compensation and Stock Option Committee, our Nominating and Corporate Governance Committee and our Corporate Employee Benefits Committee, and from the Trustee of the Retirement Savings Plan, and has been adjusted to reflect (1) the spin-off of Gallaher Group Plc, effective May 30, 1997 and (2) two-for-one stock splits in the form of 100% stock dividends, at a rate of one additional share of our common stock for each share of common stock issued, effective September 10, 1986 and October 9, 1990, respectively. Shares of our common stock have attached thereto certain preferred stock purchase rights that we distributed as a dividend on December 24, 1997.


                                                                                             (3)           (4)
                                                                                            Award       Shares of
                                                                                           shares         common
                                                                 (1)                     acquired or      stock
                                                               Shares of                   which          to be
                                                                common         (2)          may be         owned
                                                                stock      Retirement     acquired        after
                                     Present principal       beneficially   Savings          and        completion
                                    positions or offices        owned     Plan Shares      offered     of offering
      Selling Stockholder          with us or affiliates*     (a)(b)(c)       (a)           (b)(d)          (c)
---------------------------      ------------------------    -----------  ------------    ---------    -------------

Patricia O. Ewers..........      Director                       17,181            0         15,217         4,464
Thomas C. Hays.............      Director                      667,885        3,968        645,032        21,385
Gordon R. Lohman...........      Director                       14,217            0         15,217         1,500
Eugene A. Renna............      Director                       10,315            0          8,445         4,370
J. Christopher Reyes ......      Director                          100            0          1,042           100
Anne M. Tatlock............      Director                       17,399            0         15,217         4,682
David M. Thomas............      Director                        6,175            0          6,875         1,800
Norman H. Wesley...........      Director; Chairman of         585,786            0      1,147,118         2,000
                                 the Board and Chief
                                 Executive Officer
Peter M. Wilson............      Director                       14,322            0         12,000         4,822
Nadine A. Heidrich.........      Vice President and              5,000            0         39,000             0
                                 Corporate Controller
Mark Hausberg..............      Senior Vice                   147,954        1,125        229,912             0
                                 President-Finance and
                                 Treasurer
Craig P. Omtvedt...........      Senior Vice President         164,731        2,448        429,399             0
                                 and Chief Financial
                                 Officer
Mark A. Roche..............      Senior Vice President,        202,890        5,365        361,741             0
                                 General Counsel and
                                 Secretary

----------


      * Positions are those with us, unless otherwise indicated. Each of the Selling Stockholders has been a director or officer of our company or one of our subsidiaries for the past three years, except for Mr. Thomas, who has been a director since June 25, 2000, Mr. Reyes, who has been a director since December 10, 2002, and Ms. Heidrich, who has been Vice President and Corporate Controller since September 12, 2001.

      (a) The numbers of shares attributable to contributions by our company under the Retirement Savings Plan included in the numbers shown in Columns (1) and (2) are as follows: Thomas C. Hays, 1,109; Mark Hausberg, 1,125; Craig P. Omtvedt, 1,313; Mark A. Roche, 3,738. The number of shares attributable to employee contributions under such Plan included in the numbers shown in Columns (1) and (2) are as follows:
Thomas C. Hays, 2,859; Craig P. Omtvedt, 1,135; and Mark A. Roche, 1,627.

      (b) The numbers of shares of which the Selling Stockholders had the right to acquire beneficial ownership pursuant to the exercise on or before April 4, 2003 of options that we granted included in the numbers shown in Columns (1) and
(3) are as follows: Patricia O. Ewers, 12,717; Thomas C. Hays, 571,258; Gordon
R. Lohman, 12,717; Eugene R. Renna, 4,000; Anne M. Tatlock, 12,717; David M. Thomas, 4,375; Norman H. Wesley, 469,061; Peter M. Wilson, 9,500; Mark Hausberg, 129,288; Nadine A. Heidrich, 5,000; Craig P. Omtvedt, 122,166; and Mark A. Roche, 158,294. Inclusion of such shares does not constitute an admission by any Selling Stockholder that such person is the beneficial owner of such shares.

      (c) To the best of our knowledge, each Selling Stockholder has sole voting and investment power with respect to shares shown after such person's name in Columns (1), (2) and (4) above, other than with respect to the shares listed in Note (b) above and except as follows: Mr. Hays shares voting and investment power as a co-trustee of various family trusts with respect to 5,107 shares and with respect to which he disclaims beneficial ownership and Mr. Hays has no voting or investment power with respect to 4,000 shares held in trust for the benefit of his wife and with respect to which he disclaims beneficial ownership. The Trustee of the Retirement Savings Plan has agreed to vote the shares it holds in the Trust in accordance with instructions received from members of the Plan and shares as to which instructions are not received are voted by the Trustee proportionally in the same manner as shares as to which it has received instructions.

      (d) The numbers of shares in Column (3) include shares covered by performance awards granted under the 1999 Plan and the 1990 Plan if the maximum performance goals to which such awards relate are met for the performance periods 2001-2003, 2002-2004 and 2003-2005. The number of shares of Common Stock so covered are as follows: Norman H. Wesley, 180,000; Nadine A. Heidrich, 9,000; Mark Hausberg, 20,850; Craig P. Omtvedt, 75,450; Mark A. Roche, 47,550. Inclusion of such shares does not constitute an admission by any Selling Stockholder that such person is the beneficial owner of such shares.

      Market Price. The closing price per share of our common stock as reported on the New York Stock Exchange Composite Transactions on April 25, 2003 was $48.03.

      Documents Incorporated by Reference. For further current information about us and our subsidiaries, see our Annual Report on Form 10-K for the fiscal year ended December 31, 2002, which incorporates by reference certain information, and see also our Proxy Statement for the 2003 Annual Meeting of Stockholders and our Current Report on Form 8-K dated January 23, 2003. Each of the foregoing is on file with the Securities and Exchange Commission.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 8.  Exhibits

         23a2   -    Consent of PricewaterhouseCoopers LLP, independent
                     accountants.

         *24a1  -    Power of Attorney authorizing certain persons to sign
                     this Post-Effective Amendment No. 1 on behalf of certain directors and officers of Registrant.

         *24b1  -    Power of Attorney authorizing certain persons to sign this
                     Post-Effective Amendment No. 1 on behalf of administrators of the Plan.

         ---------------

         *Previously filed in the Registration Statement on Form S-8
          (Registration No. 333-103734) filed March 11, 2003.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Village of Lincolnshire, State of Illinois, on this 30th day of April, 2003.


                              FORTUNE BRANDS, INC.

                              By  /s/ Mark A. Roche
                                -----------------------------------------------
                                 (Mark A. Roche, Senior Vice President,
                                 Secretary and General Counsel)



         Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities indicated on this 30th day of April, 2003.


        Signature                                               Title
        ---------                                               ----

      Norman H. Wesley*                       Chairman of the Board and Chief
      -----------------                   Executive Officer (principal executive
      (Norman H. Wesley)                           officer) and Director


      Craig P. Omtvedt*                        Senior Vice President and Chief
     -----------------                               Financial Officer
     (Craig P. Omtvedt)                        (principal financial officer)


    Nadine A. Heidrich*                 Vice President and Corporate Controller
    -------------------                       (principal accounting officer)
    (Nadine A. Heidrich)


     Patricia O. Ewers*                                Director
     -----------------
    (Patricia O. Ewers)


      Thomas C. Hays*                                  Director
     -----------------
     (Thomas C. Hays)


     Gordon R. Lohman*                                 Director
     -----------------
    (Gordon R. Lohman)

           Signature                                       Title
           ---------                                       -----

      Eugene A. Renna*                                     Director
     -----------------
     (Eugene A. Renna)


   J. Christopher Reyes*                                   Director
     -----------------
   (J. Christopher Reyes)


      Anne M. Tatlock*                                     Director
     -----------------
     (Anne M. Tatlock)


      David M. Thomas*                                     Director
     -----------------
     (David M. Thomas)


      Peter M. Wilson*                                     Director
     -----------------
     (Peter M. Wilson)


     *By: /s/ A. Robert Colby
         -----------------------------------------------
               (A. Robert Colby, Attorney-in-Fact)

         Pursuant to the requirements of the Securities Act of 1933, the Plan has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Village of Lincolnshire, State of Illinois, on this 30th day of April, 2003.


                            FORTUNE BRANDS RETIREMENT
                             SAVINGS PLAN

                            By     Frank J. Cortese*
                               ------------------------------------------------
                               (Frank J. Cortese, Chairman,
                                Corporate Employee Benefits Committee)





     *By:  /s/ A. Robert Colby
         -----------------------------------------------
          (A. Robert Colby, Attorney-in-Fact)